Exhibit 10.1

SIXTH AMENDMENT TO LEASE

AMENDMENT TO LEASE dated February 1, 2018 by and between CEDAR BROOK 7 CORPORATE CENTER, L.P., having an office at 4A Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter called the “Landlord”); and Oncobiologics, Inc. having an office at 7 Clarke Drive, Cranbury, New Jersey 08512 (hereinafter called the “Tenant”).

WITNESSETH:

WHEREAS, the Tenant entered into a Lease with Landlord dated March 18, 2011 (“Lease”), in connection with office and laboratory space at 7 Clarke Drive, Cranbury, New Jersey, 08512; and

WHEREAS, the parties entered into a First Lease Amendment dated December 2013; a Second Amendment to Lease dated July 18, 2014, a Third Amendment dated January 12, 2015, a Fourth Amendment dated February 9, 2015, and a Fifth Amendment dated July 29, 2015, and

WHEREAS, the parties want to modify the terms of the Lease,

NOW, THEREFORE, the parties hereto covenant and agree as follows:

1.	The Tenant shall increase the area of the Leased Premises by incorporating the adjacent 21,274 square feet of laboratory and office space.

2.	The commencement of the lease for this expansion shall be March 1, 2018. The Lease Term will end on February 28, 2028. All other space currently occupied by Tenant within the Building shall have their Lease Term also end coterminous with the expansion area on February 28, 2028 and any existing early termination rights shall become null and void.

3.	Commencing on March 1, 2018, the Base Rent for the 21,274 square feet of space covered under this Amendment shall be $24.00 per square foot for a total added rent of $510,576.00 paid monthly in the amount of $42,548.00. Commencing on March 1, 2023 the Base Rent shall be adjusted to $27.60 per square foot for a total annual rent of $587,162.40 payable monthly in the amount of $48,930.20. Tenant shall be granted two, five-year options. In the event that the lease is extended, the Base Rent shall be increased by fifteen (15%), over that paid during the last year of the previous term, commencing at the start of the eleventh year from the Commencement date of this Amendment.

4.	Base Rent on all other spaces within the Building shall be adjusted by fifteen (15) percent at the fifth anniversary of each previous Base Rent adjustment.

5.	Tenant shall receive the Leased Premises from Landlord in its “as-is” condition and shall be responsible for the architectural and engineering design, and the payment for buildout to be constructed by Cedar Brook for all modifications to the Leased Premises.

6.	Tenant shall, upon the signing of this Amendment, deposit with the Landlord two (2) months rent ($85,096.00) as security.

7.	Tenant shall have the option to purchase the Building and all improvements starting at the commencement of the eleventh (11th) year from its occupancy of the expansion area covered by this Amendment (“Effective Purchase Option Date-EPOD”). If Tenant notices Landlord that it wishes to exercise the purchase option, a non-refundable deposit of $1 million will be required. If this option is not exercised by Tenant prior to 270 days before the EPOD, this option shall be deemed waived. However, Tenant shall have an ongoing right to exercise the purchase option, with the same 270 days’ notice at the start of the sixteenth (16) year from the EPOD and continuing at five-year intervals throughout their tenancy.

8.	The purchase price of the building shall be determined using the following methodology: The total annual Base Rent, excluding CAM, real estate taxes, and management fees, in effect on the day of Purchase, i.e. the start of the eleventh, sixteenth, and twentieth-first anniversary of this Amendment shall be determined. If any of the Base Rent in effect on the purchase date is within a five-year term, the Base Rent for purposes of determining the purchase price shall be calculated by determining the Base Rent of the previous term and escalating that value by three percent per year from the end of the previous term to the purchase date. The purchase price will be derived by applying a 6% cap rate (whether cap rates at the time of the purchase are higher or lower) on the calculated base rent being paid (excluding CAM charges). The purchase price will be based on a 66,249 SF building. If the Tenant exercises its purchase option, the Tenant will be responsible for all fees related to the purchase, including brokerage fees and realty transfer fees. In addition, the Tenant will consent for the Landlord to assign its mortgage to the Tenant.

9.	In the event that the Tenant exercises its option to purchase the building, Landlord will still manage and maintain the landscaping, snow removal and pond maintenance at the Building and shall be reimbursed by Tenant for this work at a fee to be determined as part of the purchase documents.

10.	Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

11.	This agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals or caused these presents to be executed by their proper corporate officers and caused their proper corporate seals to be hereunder affixed the day and year first above written.

CEDAR BROOK 7 CORPORATE CENTER, L.P.

By:	/s/ Joe Stern

ONCOBIOLOGICS, INC.

By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Financial Officer